Exhibit 4.2
SUBSCRIPTION AGREEMENT
          This SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of [•], is entered into by and between CRUDE CARRIERS CORP., a Marshall Islands corporation (the “Company”), and CRUDE CARRIERS INVESTMENTS CORP., a Marshall Islands corporation (the “Investor”).
          WHEREAS, pursuant to the Company’s amended and restated articles of incorporation, the Company’s authorized capital consists of 1,000,000,000 shares of Common Stock, par value US $0.0001 per share (the “Common Stock”), 100,000,000 shares of Class B Stock, par value US $0.0001 per share (the “Class B Stock”), and 100,000,000 shares of preferred stock, par value US$ 0.0001 per share (the “Preferred Stock”);
          WHEREAS, the Investor agrees to make a capital contribution to the Company and in connection therewith to subscribe for [•] shares of Class B Stock (the “Shares”);1
          WHEREAS, this Agreement is being executed in connection with the Company’s initial public offering of shares of Common Stock (the “IPO”) registered under the Securities Act of 1933, as amended, as contemplated by the underwriting agreement attached hereto and dated the date hereof between the Company and the several underwriters named therein; and
          WHEREAS the Capital Contribution (as defined below) and the issuance of the Shares are contingent upon the consummation of the IPO;
          NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree as follows:
     1. Subscription. Subject to the terms and conditions of this Agreement, the Investor hereby agrees to (i) subscribe for, and purchase for the Investor’s own account, the Shares, for an aggregate purchase price of US $40,000,000 and (ii) to surrender 100 shares of Common Stock to the Company (collectively the “Capital Contribution”). Subject to the terms and conditions of this Agreement, by executing this Agreement, the Company hereby accepts such subscription in its entirety. The Capital Contribution shall be paid by wire transfer of immediately available funds to such account as the Company may designate. Upon receipt of the Capital Contribution, the Company shall issue the Shares to the Investor.
     2. Right to Receive Additional Class B Shares. If, at any time following the consummation of the IPO, but prior to the Cut-off Date, the Company issues shares of Common Stock (excluding any shares of Common Stock issued in connection with the exercise of the underwriters’ over-allotment option in the IPO and any shares of Common Stock issued as equity compensation to an officer, director, employee or contractor of the Company or its affiliates) (the “Additional Common Shares”), then, simultaneously with such issuance, the Investor shall have the right to subscribe for an additional number of shares of Class B Stock (the “Additional Class B Shares”) equal to

[1]	The number of Shares will be determined by dividing $40 million by the per share price paid by the Underwriters for the Common Stock in the IPO.

2.0% of the number of Additional Common Shares being issued at such time. The Additional Class B Shares shall be issued to the Investor for additional aggregate consideration equal to the aggregate par value of such Additional Class B Shares. For purposes of this Section 2, "Cut-off Date" means the date on which Capital Maritime & Trading Corp., a Marshall Islands corporation, or any of its affililates ceases to be the manager of the Company.
     3. Representations and Warranties of the Investor. The Investor represents and warrants to the Company as follows:
          (a) The Investor has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Investor does not and will not: (i) conflict with the Investor’s organizational documents, (ii) violate any other material agreement to which the Investor is a party, (iii) violate any statute, law or regulation or any order, judgment, decree or injunction of any court, governmental agency, regulatory authority or body directed to the Investor or any of its properties in a proceeding to which the Investor is a party; or (iv) result in the creation or imposition of any lien upon any property or assets of the Investor. This Agreement has been duly and validly authorized, executed and delivered by the Investor and constitutes a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.
          (b) The Investor represents and warrants that the Investor: (i) is familiar with the Company and its business prospects and (ii) has had an opportunity to select and consult with such attorneys, business consultants and any other person(s) the Investor has wished to confer with. The Investor acknowledges that the Company has made available to the Investor, prior to the signing of this Agreement and sale of any Class B Stock, the opportunity to ask questions of any person authorized to act on behalf of the Company concerning any aspect of the investment and to obtain any additional information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information.
          (c) Investor knows and understands that an investment in the Class B Stock of the Company is a speculative investment that involves a high risk of loss and that on and after the date hereof, there will be no public market for the Class B Stock and the Company does not contemplate that a public market will develop.
          (d) The Investor is an institutional “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act. The Investor has substantial knowledge and experience in financial, investment and business matters, and has the requisite knowledge and experience to evaluate the risks and merits of this investment. The decision of the Investor to purchase the Class B Stock hereunder has been made by the Investor independent of any statements, disclosures or judgments as to the properties, business, prospects or condition (financial or otherwise) of the Company that may have been made or given to the Investor. The Investor can and will bear the economic risks of the Investor’s investment in the Company and is able to hold the Company’s Class B Stock indefinitely without registration and is able to sustain a complete loss if the Class B Stock becomes worthless.

          (e) The shares of Class B Stock being purchased hereunder have not been registered under the Securities Act, (ii) such shares are being sold pursuant to an exemption under Section 4(2) of the Securities Act, and (iii) the Company’s reliance on such exemption is predicated in part on the Investor’s representations made pursuant to this Agreement. The Investor has no contract, undertaking, agreement or arrangement with any other person or entity to sell, transfer or pledge any Class B Stock that the Investor is purchasing hereunder, and the Investor has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement. The Investor acknowledges that no such shares of Class B Stock have been registered or qualified for resale under applicable securities laws and may not be sold except pursuant to such registration or qualification thereunder or an exemption therefrom.
     4. Closing of the Capital Contribution; Conditions. The closing of the Capital Contribution shall occur simultaneously with, and be conditioned upon, the closing of the IPO. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to issue, sell, transfer or deliver the Shares, the Additional Class B Shares or other securities of the Company to the Investor if, after consultation with counsel, the Company reasonably determines that all necessary governmental and regulatory approvals, consents, orders and waivers, in each case with regard to the issuance, sale, transfer or delivery of the Shares, the Additional Class B Shares or other securities of the Company as the case may be, applicable to the Company or the Investor have not been satisfied or waived (if such waiver is permitted by applicable law, rule, regulation or order); provided that the Company shall use its reasonable best efforts to obtain all necessary governmental and regulatory approvals, consents, orders and waivers required for the issuance, sale, transfer and delivery of the Shares or the Additional Class B Shares, as applicable, to the Investor.
     5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
     6. Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.
     7. Entire Agreement. This Agreement and the Registration Rights Agreement, dated February [•], 2010, between the Company and the Investor, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof. Any and all prior agreements, whether written or oral, with respect to the subject matter hereof are hereby revoked. This Agreement may be amended only by a writing executed by both parties.
     8. Headings; Counterparts. The headings and other captions used in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement. This Agreement may be executed by one or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.
     9. Remedies. Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, a non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach or threatened breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
[Signature page follows.]

     IN WITNESS WHEREOF, the Company and the Investor have executed this Agreement as of the date first written above.

CRUDE CARRIERS CORP.
By:
Name:
Title:

CRUDE CARRIERS INVESTMENTS CORP.
By:
Name:
Title: